UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8‑K
______________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2013
LIGAND PHARMACEUTICALS INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)
_____________

Delaware	77-0160744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road, Suite 200 La Jolla, CA	92037 (Zip Code)
(Address of principal executive offices)
(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On July 23, 2013, Ligand Pharmaceuticals Incorporated (the “Company”), entered into an Exclusive License and Distribution Agreement (the “Agreement”) with Ethicor Pharmaceuticals Ltd. (“Ethicor”). Under the Agreement, the Company granted to Ethicor an exclusive license to develop, formulate, make, have made, use, market and otherwise commercialize and exploit oral lasofoxifene for treatment of human diseases in the European Economic Area, Switzerland, India, Pakistan and Bangladesh. Under the terms of the Agreement, Ligand is entitled to receive potential sales milestones and a double digit royalty on future net sales. Ethicor is permitted to grant sublicenses to third parties pursuant to the terms of the Agreement. The Agreement may be terminated by either party in the event of an uncured material breach by the other party. Ethicor may terminate the Agreement at any time on six months’ prior notice. The Company may terminate the Agreement on a country-by-country basis in certain specified circumstances, following which the Company will be required to make a payment to Ethicor.
Lasofoxifene is an estrogen partial agonist for osteoporosis treatment and other diseases, discovered through the research collaboration between Ligand and Pfizer.
The foregoing summary of the material terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed with the Securities and Exchange Commission by Ligand on its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2013.
Item 8.01 Other Events.
On July 24, 2013, Ligand issued a press release entitled “Ligand Signs License Agreement with Ethicor for Oral Lasofoxifene.”
A copy of the press release, dated July 24, 2013, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The contents of the press release are deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description
99.1	Press release dated July 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LIGAND PHARMACEUTICALS INCORPORATED

Date: July 24, 2013	By: /s/ Charles S. Berkman Name: Charles S. Berkman Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated July 24, 2013.